EXHIBIT 5.1

March 27, 1997



Computer Management Sciences, Inc.
8133 Baymeadows Way
Jacksonville, Florida  32256

         Re:      Registration Statement on Form S-8

Gentlemen:

         We refer to the Registration Statement (the "Registration Statement") on Form S-8, filed today by Computer Management Sciences, Inc. (the "Company") with the Securities and Exchange Commission, for the purpose of registering under the Securities Act of 1933 an aggregate of 3,238,734 shares (the "Shares") of the authorized Common Stock, par value $0.01 per share, of the Company being offered to certain employees and non-employee directors of the Company pursuant to the Company's 1995 Stock Incentive Plan, Non-Employee Director Stock Option Plan, Incentive Stock Option Plan, 1985 Nonqualified Stock Option Plan, Miaco Stock Option Plan (1991), and Miaco Stock Option Plan (1996) (the "Plans").

         In connection with the foregoing registration, we have acted as counsel for the Company and have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials and representatives of the Company, and other documents as we deemed necessary to deliver the opinion expressed below.

         Based upon the foregoing, and having regard for legal considerations that we deem relevant, it is our opinion that the Shares will be, when and if issued in accordance with the Plans, duly authorized, validly issued, and fully paid and non-assessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                                     Very truly yours,

                                                     HOLLAND & KNIGHT LLP


                                                     By:/s/ L. Kinder Cannon III
                                                     L. Kinder Cannon III